Exhibit 10(v)

DIRECTORS’ DEFERRED COMPENSATION PLAN

EFFECTIVE DATE:

TABLE OF CONTENTS

DEFERRED COMPENSATION PLAN

Section 1. Definitions:		1

Section 2. Credits to Deferred Compensation Account		3

Section 3. Retirement; Termination of Service; Death		3
3.1	Normal retirement	3
3.2	Delayed retirement	3
3.3	Disability	4
3.4	Early retirement	4
3.5	Termination of service	4
3.6	Payment of benefit by reason of retirement	4
3.7	Payment of benefit by reason of death	4
3.8	Hardship distributions	5
3.9	Prepayment	6
3.10	Termination events	6

Section 4. Vesting		7

Section 5. Accounts; Adjustment of Accounts		7

Section 6. Administration by Committee		7

Section 7. No Trust		9

Section 8. Allocation of Responsibilities		10

Section 9. Benefits Not Assignable; Facility of Payments		10

Section 10. Beneficiary		11

Section 11. Amendment and Termination of Plan		11

Section 12. Communication to Participants		11

Section 13. Claims Procedure		12

Section 14. Miscellaneous Provisions		13

i

DIRECTORS’ DEFERRED COMPENSATION PLAN

Section 1. Definitions:

As used in the plan, including this Section 1, references to one gender shall include the other and, unless otherwise indicated by the context:

1.1 “Accrued benefit” shall mean with respect to each participant the balance credited to his deferred compensation account as of the applicable adjustment date, following adjustment to such account as of such adjustment date as provided in Section 5.

1.2 “Adjustment date” shall mean the last day of each calendar month. “Quarterly adjustment date” shall mean the adjustment dates occurring on the last day of March, June, September and December of each year. The December 31 adjustment date also shall be referred to herein as the “year-end adjustment date.”

1.3 “Average Moody’s Rate” shall mean, with respect to a year-end adjustment date, the average of the Moody’s Rate in effect on each quarterly adjustment date during the plan year ending on such year-end adjustment date.

1.4 “Beneficiary” shall mean the person, persons or entity designated or determined pursuant to the provisions of Section 10 of the plan.

1.5 “Board” shall mean the Board of Directors of the Company, or a Committee of such Board to whom the Board shall assign or delegate all or part of its powers and duties under this plan.

1.6 “Committee” shall mean the administrative committee provided for in section 6.

1.7 “Company” shall mean Bank of North Carolina, a commercial bank with its principal office at Thomasville, North Carolina, or any successor thereto by merger, consolidation or otherwise, which may agree to continue this plan, or any affiliated or subsidiary corporation or business organization of the Company which, with the consent of the Board, shall agree to become a party this plan.

1.8 “Compensation” shall mean for any participant the fees paid or payable with respect to such participant by the Company during the plan year for services actually rendered by the participant as a member of the Board of Directors of the Company.

1.9 “Deferred compensation account” shall mean a book reserve account to which a Director’s fee reduction amounts shall be credited.

1.10 “Director” shall mean an individual in the service of the Company as a member of the Board of Directors.

1.11 “Disability” shall mean the inability, by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long continued or indefinite duration, of a participant to perform his regular duties as a director of the Company. The determination of the existence or nonexistence of disability shall be made by the Committee pursuant to a medical examination by a medical doctor selected or approved by the Committee.

1.12 “Effective date of the plan” shall be January 1, 1994.

1.13 “Entry date” shall mean January 1 of each calendar year, commencing with January 1, 1994.

1.14 “Fee reduction agreement” shall mean a written agreement entered into by a participant pursuant to the provisions of Section 2.1 of the plan.

1.15 “Moody’s Rate” shall mean, as of any date, the actual annual percentage yield reported as of such date for seasoned AAA-rated corporate bonds by Moody’s Industrial News Report.

1.16 “Normal retirement age” of a participant shall be age ?????? The “normal retirement date” of a participant shall mean the first day of the calendar month coincident with or next following attainment of his normal retirement age.

1.17 “Participant” shall mean with respect to any plan year a director who has entered the plan and any former director who has an interest in the plan. A director who has not otherwise entered the plan shall enter the plan and become a participant as of the entry date (commencing on or after the effective date of the plan) coincident with or next following the date he shall first complete such terms and conditions as the Committee shall from time to time establish. A director who terminates service as a member of the Board of Directors and later reenters such service shall immediately become a participant in the plan upon his return to service.

1.18 “Plan” shall mean the deferred compensation plan as herein set out or as duly amended.

1.19 “Plan year” shall mean the twelve calendar month period ending on December 31 of each year.

1.20 “Retire” or “retirement” shall mean retirement within the meaning of Section 3.1, 3.2, 3.3 or 3.4.

1.21 “Service” shall mean service by an individual in behalf of the Company as a director.

1.22 “Spouse” or “surviving spouse” shall mean, except as otherwise provided in the plan, the legally married spouse or surviving spouse of a participant.

Section 2. Credits to Deferred Compensation Account:

2.1 Fee reduction amounts: Each participant may elect, by entering into a fee reduction agreement with the Company, to reduce his compensation from the Company for services as a director by a whole number percentage from one percent to one hundred percent (in increments of one percent). The amount of the participant’s compensation reduction shall be credited by the Company to a deferred compensation account maintained for the participant pursuant to Section 5. The Company shall credit to the participant’s deferred compensation account as of each adjustment date an amount equal to the participant’s total compensation reduction for the calendar month ending on such adjustment date.

2.2 Administrative rules governing fee reduction agreements:

2.2.1 An election pursuant to Section 2.1 shall be made by the participant by executing and delivering to the Company a fee reduction agreement. Such fee reduction agreement shall become effective with respect to such participant at the beginning of the first full fee period which commences immediately following the date of receipt by the Committee of such fee reduction agreement. Such election shall continue in effect, unless it is modified or revoked by the participant, until such time as the participant terminates his service with the Company.

2.2.2 Fee reduction agreements may be modified by the unilateral action of the participant (either to increase or decrease the portion of his compensation which is subject to reduction within the percentage limits set forth in Section 2.1) not more than once during a plan year. Any such modification shall be made by executing and delivering to the Company an amended fee reduction agreement, which shall become effective at the beginning of the first full fee period which commences on or immediately following the entry next following the date of receipt by the Committee of the amended fee reduction agreement.

2.2.3 A participant may unilaterally revoke a fee reduction agreement at any time by providing advance written notice to the Company. The revocation shall become effective at the beginning of the first full fee period which commences immediately following the date such written revocation is received by the Committee. In the event a participant revokes a fee reduction agreement, he shall be ineligible to elect for fee reduction credits to recommence until the first fee period which commences on or immediately following the January 1 next following the date the revocation became effective.

Section 3. Retirement; Termination of Service; Death:

3.1 Normal retirement: A participant who is in service shall be eligible to retire from service at his normal retirement date and commence receiving payment of his accrued benefit under the plan pursuant to Section 3.6.

3.2 Delayed retirement: If a participant shall, pursuant to the policies of the Bank, remain in service following his normal retirement date, his retirement date shall be the date he shall actually terminate service for reasons other than death, whereupon he shall commence receiving payment of his accrued benefit under the plan pursuant to Section 3.6. During the period that such participant remains in service pursuant to this Section 3.2, he shall continue to be a participant for and including each plan year in which he meets the requirements therefor.

3.3 Disability: If a participant shall suffer disability while in service prior to his normal retirement date, he shall retire as of the date of establishment of his disability and his benefit shall be payable as provided in Section 3.6, treating for this purpose the date of his disability retirement as if it were his normal retirement date.

3.4 Early retirement: If a participant shall have attained at least age sixty, such participant shall be eligible .to retire upon thirty days’ prior written notice to the Company and to the Committee and shall commence receiving payment of his accrued benefit under the plan pursuant to the provisions of Section 3.6.

3.5 Termination of service: If the service of a participant with the Company shall be terminated for any reason other than retirement or death, the participants accrued benefit, determined as of the year-end adjustment date coincident with or next following the date of termination of service, shall be paid to such participant as of such adjustment date in cash in a lump sum.

3.6 Payment of benefit by reason of retirement: If a participant shall retire, his accrued benefit, determined as of the close of business of the plan on the year-end adjustment date coincident with or next following such retirement date, as adjusted as of such adjustment date, shall be paid to him in cash in a lump sum or in equal monthly installments over a term certain of five, ten, fifteen or twenty years certain commencing as of the first day of the calendar month next following such year-end adjustment date, as elected by the participant in his initial salary reduction agreement. If the participant shall elect to receive payments in monthly installment for a term certain, the amount of such monthly installments shall be determined by the Committee pursuant to the formula set forth in Exhibit A hereto, and the Committee’s determination of such monthly amount shall be binding on all parties receiving or claiming benefits under this plan.

3.7 Payment of benefit by reason of death:

3.7.1 If the participant shall die while in service with the Company, a death benefit shall be payable to the participant’s beneficiary commencing as of the January 15 or July 15, whichever first occurs next following the date of the participant’s death. Payment of the death benefit shall be made pursuant to the provisions of Section 3.6, treating the participant’s beneficiary for the purpose as the participant. The amount of such death benefit shall be the greater of (i) or (ii), where (i) is the participant’s accrued benefit as of the date of his death, and (ii) is the participant’s ancillary death benefit. The Committee shall determine the amount of the participant’s ancillary death benefit for each plan year during which the participant makes fee reductions and shall notify the participant of the amount of such benefit for a plan year on or before the first day of the plan year for which such benefit is to be effective.

3.7.2 If the Employee shall die following his termination of service and before all payments to him under the plan have been made, the remaining payments (if any) that would have been made to the participant had he not died shall be made to the participant’s beneficiary in the same manner as they would have been paid to the participant had he lived.

3.8 Hardship distributions:

3.8.1 A participant may, at any time prior to his termination of service, make application to the Committee to receive a distribution in a lump sum of all or a portion of the total amount credited to his deferred compensation account (determined as of the adjustment date coincident with or immediately preceding the date a request is made) by reason of the immediate and heavy financial needs of the participant. A distribution on account of immediate and heavy financial needs shall not exceed the amount required to meet the immediate financial need created by the hardship and not otherwise reasonably available from other resources of the participant. Examples of immediate and heavy financial need shall include but shall not be limited to those financial needs arising on account of (i) illness, accident, disability or death of a participant or another person who contributes materially to the financial support of the participant and his immediate family, (ii) purchase, construction or major renovation of the primary residence of the participant, and (iii) college, graduate or professional education of the participant or his spouse or children. Immediate and heavy financial needs shall not include those expenses which are normally budgetable. The determination of whether a financial need constitutes a “heavy and immediate financial need within the scope of this Section 3.8.1 shall be made by the Committee in its sole and exclusive discretion, and its decision to grant or deny a distribution on account of financial hardship shall be final and binding on all parties.

3.8.2 The participant’s request for a distribution on account of financial hardship must be made in writing to the Committee. The request must specify the nature of the financial hardship, the total amount to be distributed from his deferred compensation account, and the total amount of the actual expense incurred or to be incurred on account of hardship.

3.8.3 If a distribution under this Section 3.8 is approved, such distribution shall be made as of the next following adjustment date. The processing of the request shall be completed as soon as practicable from the date on which the Committee receives the properly completed written request for a distribution on account of financial hardship. If a participant’s termination of service occurs after a request is approved in accordance with this Section 3.8 but prior to distribution of the full amount approved, the approval of his request shall be automatically void and the benefits he is entitled to receive under the plan shall be distributed in accordance with the applicable distribution provisions of the plan. Only one distribution shall be made within any plan year.

3.8.4 The Committee may from time to time adopt additional policies or rules governing the manner in which such distributions may be made so that the plan may be conveniently administered.

3.9 Prepayment: Notwithstanding any other provisions of this plan, if the participant or any other person (the “recipient”) is receiving payments under this plan, the Committee in its sole discretion may direct the prepayment of all or any part of the payments remaining to be made to or in behalf of a recipient, or to shorten the payment period. The amount of such prepayment shall be the present value of the installments to be prepaid, determined as of the date of such prepayment using the Average Moody’s Rate (determined pursuant to Section 5) in effect on the year-end adjustment date next preceding the date payments commenced, and shall be in full satisfaction of the Company’s obligations hereunder to the recipient to the extent so provided and to all persons claiming under or through the recipient. In the event of a partial prepayment, the Committee shall designate which installments are being prepaid. The Committee shall make any determination of present value pursuant to this Section 3.9, and the Committee’s determination shall be final and conclusive on all parties claiming benefits under the plan.

3.10 Termination events:

3.10.1 Notwithstanding any other provision of this plan, this plan shall be terminated as of the date on which first occurs one or more of the following events (a “Termination Event”):

(i) The amount of regulatory capital (as defined by the State of North Carolina Banking Commission) on the Company’s most recent quarterly financial statements is less than 6% of the amount of the Company’s assets.

(ii) The cumulative net loss (after tax) as reflected on two consecutive annual financial statements of the Company shall exceed $2 million;

(iii) There shall be a change in control of the Company. For purposes of this subsection (iii), a “change in control of the Company” shall be deemed to have occurred if: (1) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) acquires or becomes the beneficial owner, directly or indirectly, of securities of the Company representing twenty-five percent or more of the combined voting power of the Company’s then outstanding securities and thereafter, the membership of the Board of Directors of the Company becomes such that a majority are persons who were not members of the Board at the time of the acquisition of securities; or (2) the Company, or its assets, are acquired by or combined with another corporation and less than a majority of the outstanding voting shares of the parent or surviving corporation after such acquisition or combination are owned, immediately after such acquisition or combination, by the owners of voting shares of the Company outstanding immediately prior to such acquisition or combination; or

(iv) The Company shall terminate the plan pursuant to Section 11.

3.10.2 If a Termination Event shall occur prior to the date payment of benefits is made or commences under this plan, the participant’s accrued benefit (as adjusted) as of the date such Termination Event occurs shall be paid to the participant (or his beneficiary) in cash in a lump sum within thirty days of the occurrence of such event. For this purpose, the date of such Termination Event shall be treated as an adjustment date, and the Average Moody’s Rate shall mean the average of the Moody’s Rate in effect on each adjustment date following the next preceeding year-end adjustment date.

3.10.3 If a Termination Event shall occur after the date installment benefit payments under this plan have commenced, the present value of the remaining installment payments to be made shall be paid to the Employee (or his beneficiary) in cash in a lump sum within thirty days of the date of the Termination Event. The amount of such lump sum payment shall be determined by the Committee using as a discount rate the Average Moody’s Rate in effect on the year-end adjustment date next preceding the date benefit payments commenced. The Committee’s determination of present value shall be final and conclusive upon all parties claiming benefits under this plan.

Section 4. Vesting:

The accrued benefit of each participant under the plan shall be fully vested (that is, nonforfeitable) in him at all times.

Section 5. Accounts; Adjustment of Accounts:

The Committee shall establish a book account, entitled the deferred compensation account, in behalf of each participant. As of each adjustment date prior to the commencement of benefit payments under the plan, the Committee shall credit to such account the amount of any fee reduction credits made with respect to the participant during the calendar month ending on such adjustment date. As of each year-end adjustment date, there shall also be credited to such account an amount equal to the product of (A) and (B), where (A) is the balance credited to such account as of such adjustment date (after adjustment for any distributions and credits as of such date), and (B) is the Average Moody’s Rate with respect to such adjustment date.

Section 6. Administration by Committee:

6.1 The Committee shall consist of not fewer than three nor more than five individuals who shall be appointed by the Board to serve at the pleasure of the Board. Any member of the Committee may resign, and his successor, if any, shall be appointed by the Board. The Committee shall be responsible for the general administration and interpretation of the plan and for carrying out its provisions, except to the extent all or any of such obligations are specifically imposed on the Board.

6.2 The members of the Committee shall elect a Chairman and may elect an acting Chairman. They shall also elect a Secretary and may elect an acting Secretary, either of whom may be but need not be a member of the Committee. The Committee may appoint from its membership such subcommittees with such powers as the Committee shall determine, and may authorize one or more of its members or any agent to execute or deliver any instruments or to make any payment in behalf of the Committee. The Committee shall appoint the plan administrator.

6.3 The Committee shall hold such meetings upon such notice, at such places and at such intervals as it may from time to time determine. Notice of meetings shall not be required if notice is waived in writing by all the members of the Committee at the time in office, or if all such members are present at the meeting.

6.4 A majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business. All resolutions or other actions taken by the Committee at any meeting shall be by vote of a majority of those present at any such meeting and entitled to vote. Resolutions may be adopted or other action taken without a meeting upon written consent thereto signed by all of the members of the Committee.

6.5 The Committee shall maintain full and complete records of its deliberations and decisions. The minutes of its proceedings shall be conclusive proof of the facts of the operation of the plan. The records of the Committee shall contain all relevant data pertaining to individual participants and their rights under the plan.

6.6 Subject to the limitations of the plan, the Committee may from time to time establish rules or by-laws for the administration of the plan and the transaction of its business.

6.7 No individual member of the Committee shall have any right to vote or decide upon any matter relating solely to himself or to any of his rights or benefits under the plan (except that such member may sign unanimous written consent to resolutions adopted or other action taken without a meeting).

6.8 The Committee may correct errors and, so far as practicable, may adjust any benefit or credit or payment accordingly. The Committee may in its discretion waive any notice requirements in the plan; provided, that a waiver of notice in one or more cases shall not be deemed to constitute a waiver of notice in any other case. With respect to any power or authority which the Committee has discretion to exercise under the plan, such discretion shall be exercised in a nondiscriminatory manner.

6.9 Subject to the claims procedure set forth in Section 13, the Committee shall have the duty and authority to interpret and construe the provisions of the plan and to decide any dispute which may arise regarding the rights of participants hereunder, which determinations shall be binding and conclusive upon all interested persons.

6.10 The Committee may engage an attorney, accountant or any other technical advisor on matters regarding the operation of the plan and to perform such other duties as shall be required in connection therewith, and may employ such clerical and related personnel as the Committee shall deem requisite or desirable in carrying out the provisions of the plan. The Committee shall from time to time, but no less frequently than annually, review the financial condition of the plan and determine the financial and liquidity needs of the plan. The Committee shall communicate such needs to the Company so that its policies may be appropriately coordinated to meet such needs.

6.11 No fee or compensation shall be paid to any member of the Committe for his service as such.

6.12 The Committee shall be entitled to reimbursement by the Company for its reasonable expenses properly and actually incurred in the performance of its duties in the administration of the plan.

6.13 No member of the Committee shall be personally liable by reason of any contract or other instrument executed by him or on his behalf as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums for which are paid from the Company’s own assets), each member of the Committee and each other officer, employee, or director of the Company to whom any duty or power relating to the administration or interpretation of the plan may be delegated or allocated, against any unreimbursed or uninsured cost or expense (including any sum paid in settlement of a claim with the prior written approval of the Board) arising out of any act or omission to act in connection with the plan unless arising out of such person’s own fraud, bad faith, willful misconduct or gross negligence.

Section 7. No Trust:

The obligation of the Company to make payments hereunder shall constitute a liability of the Company to the participant. Such payments shall be made from the general funds of the Company, and the Company shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets, to assure that such payments shall be made, and the participant shall not have any interest in any particular assets of the Company by reason of its obligations hereunder. Nothing contained in this plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and the participant or any other person. To the extent that any person acquires a right to receive payment from the Company, such right shall be no greater than the right of an unsecured creditor of the Company.

Section 8. Allocation of Responsibilities:

The persons responsible for the plan and the duties and responsibilities allocated to each are as follows:

8.1 Board:

(i) To amend the plan;

(ii) To appoint and remove members of the Committee; and

(iii) To terminate the plan.

8.2 Committee:

(i) To interpret the provisions of the plan and to determine the rights of the participants under the plan, except to the extent otherwise provided in Section 13 relating to claims procedure;

(ii) To administer the plan in accordance with its terms, except to the extent powers to administer the plan are specifically delegated to another person or persons as provided in the plan;

(iii) To account for the accrued benefits of participants; and

(iv) To direct the Company in the distribution of benefits.

8.3 Plan Administrator:

(i) To file such reports as may be required with the United States Department of Labor, the Internal Revenue Service and any other government agencies to which reports may be required to be submitted from time to time;

(ii) To provide for disclosure of plan provisions and other information relating to the plan to participants and other interested parties; and

(iii) To administer the claims procedure to the extent provided in Section 13.

Section 9. Benefits Not Assignable; Facility of Payments:

9.1 No portion of any benefit held or paid under the plan with respect to any participant shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void, nor shall any portion of such benefit be in any manner payable to any assignee, receiver or any one trustee, or be liable for his debts, contracts, liabilities, engagements or torts, or be subject to any legal process to levy upon or attach.

9.2 If any individual entitled to receive a payment under the plan shall be physically, mentally or legally incapable of receiving or acknowledging receipt of such payment,

the Committee, upon the receipt of satisfactory evidence of his incapacity and satisfactory evidence that another person or institution is maintaining him and that no guardian or committee has been appointed for him, may cause any payment otherwise payable to him to be made to such person or institution so maintaining him. Payment to such person or institution shall be in full satisfaction of all claims by or through the participant to the extent of the amount thereof.

Section 10. Beneficiary:

The participant’s beneficiary shall be his surviving spouse, if any; provided, that if he leaves no surviving spouse, or if he files a written election with the Committee, the participant’s beneficiary (which may include more than one person, natural or otherwise, and one or more secondary or contingent beneficiaries) shall be the beneficiary designated in the beneficiary designation form provided by the Committee. The election of a beneficiary may be revoked at any time by a writing of the participant, in which event the surviving spouse, if any, shall be the beneficiary. Any other change in beneficiary shall be made only by the filing of a revised written election. If the participant’s beneficiary dies prior to asserting a written claim for any death benefit payable under the plan, or if such participant fails to designate a beneficiary then and in any of such events, such benefit shall be payable to his estate. If a beneficiary is receiving or is entitled to receive payments under the plan and dies before receiving all of the payments due him, the balance to which he is entitled shall be paid to the contingent beneficiary, if any, named pursuant to an election. If there is no contingent beneficiary, the balance shall be paid to the estate of the beneficiary as of the adjustment date coincident with or next following the date of his death. Any beneficiary may disclaim all or any part of any benefit to which such beneficiary shall be entitled hereunder by filing a written disclaimer with the Committee at least ten days before payment of such benefit is, to be made. Such a disclaimer shall be made in form satisfactory to the Committee and shall be irrevocable when filed. Any benefit disclaimed shall be payable from the plan in the same manner as if the beneficiary who filed the disclaimer had died on the date of such filing.

Section 11. Amendment and Termination of Plan:

Subject to the provisions of Section 3.10, the Board may amend or terminate the plan at any time; provided, that in no event shall such amendment or termination reduce any participant’s accrued benefit as of the date of such amendment or termination, nor shall any such amendment affect the terms of the plan relating to the payment of such accrued benefit without the participant’s prior written consent to Such amendment

Section 12. Communication to Participants:

The Company shall make a copy of the plan available for inspection by participants and their beneficiaries during reasonable hours, at the principal office of the Company.

Section 13. Claims Procedure:

The following claims procedure shall apply with respect to the plan:

13.1 Filing of a claim for benefits: If a participant or beneficiary (the “claimant”) believes that he is entitled to benefits under the plan which are not being paid to him or which are not being accrued for his benefit, he shall file a written claim therefor with the plan administrator. In the event the plan administrator shall be the claimant, all actions which are required to be taken by the plan administrator pursuant to this Section 13 shall be taken instead by another member of the Committee designated by the Committee.

13.2 Notification to claimant of decision: Within 90 days after receipt of a claim by the plan administrator (or within 180 days if special circumstances require an extension of time), the plan administrator shall notify the claimant of his decision with regard to the claim. In the event of such special circumstances requiring an extension of time, there shall be furnished to the claimant prior to expiration of the initial 90-day period written notice of the extension, which notice shall set forth the special circumstances and the date by which the decision shall be furnished. If such claim shall be wholly or partially denied, notice thereof shall be in writing and worded in a manner calculated to be understood by the claimant, and shall set forth: (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent provisions of the plan on which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the procedure for review of the denial. If the plan administrator fails to notify the claimant of the decision in timely manner, the claim shall be deemed denied as of the close of the initial 90-day period (or the close of the extension period, if applicable).

13.3 Procedure for review: Within 60 days following receipt by the claimant of notice denying his claim, in whole or in part, or, if such notice shall not be given, within 60 days following the latest date on which such notice could have been timely given, the claimant shall appeal denial of the claim by filing a written application for review with the Committee. Following such request for review, the Committee shall fully and fairly review the decision denying the claim. Prior to the decision of the Committee, the claimant shall be given an opportunity to review pertinent documents and to submit issues and comments in writing.

13.4 Decision on review: The decision on review of a claim denied in whole or in part by the plan administrator shall be made in the following manner:

13.4.1 Within 60 days following receipt by the Committee of the request for review (or within 120 days if special circumstances require an extension of time), the Committee shall notify the claimant in writing of its decision with regard to the claim. In the event of such special circumstances requiring an extension of time, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. If the decision on review is not furnished in a timely manner, the claim shall be deemed denied as of the close of the initial 60-day period (or the close of the extension period, if applicable).

13.4.2 With respect to a claim that is denied in whole or in part, the decision on review shall set forth specific reasons for the decision, shall be written in a manner calculated to be understood by the claimant, and shall cite specific references to the pertinent plan provisions on which the decision is based.

13.4.3 The decision of the Committee shall be final and conclusive.

13.5 Action by authorized representative of claimant. All actions set forth in this Section 13 to be taken by the claimant may likewise be taken by a representative of the claimant duly authorized by him to act in his behalf on such matters. The plan administrator and the Committee may require such evidence as either may reasonably deem necessary or advisable of the authority to act of any such representative.

Section 14. Miscellaneous Provisions:

14.1 Notices: Each participant who is not in service and each beneficiary shall be responsible for furnishing the plan administrator with his current address for the mailing of notices, reports, and benefit payments. Any notice required or permitted to be given to such participant or beneficiary shall be deemed given if directed to such address and mailed by regular United States mail, first class, postage prepaid. If any check mailed to such address is returned as undeliverable to the addressee, mailing of checks will be suspended until the participant or beneficiary furnishes the proper address. This provision shall not be construed as requiring the mailing of any notice or notification otherwise permitted to be given by posting or by other publication.

14.2 Lost distributees: A benefit shall be deemed forfeited if the plan administrator is unable after a reasonable period of time to locate the participant or beneficiary to whom payment is due; provided, however, that such benefit shall be reinstated if a valid claim is made by or on behalf of the participant or beneficiary for the forfeited benefit.

14.3 Reliance on data: The Company, the Committee and the plan administrator shall have the right to rely on any data provided by the participant or by any beneficiary. Representations of such data shall be binding upon any party seeking to claim a benefit through a participant, and the Company, the Committee and the plan administrator shall have no obligation to inquire into the accuracy of any representation made at any time by a participant or beneficiary.

14.4 Receipt and release for payments: Any payment made from the plan to or with respect to any participant or beneficiary, or pursuant to a disclaimer by a beneficiary, shall, to the extent thereof, be in full satisfaction of all claims hereunder against the plan and the Company with respect to the plan. The recipient of any payment from the plan may be required by the Committee, as a condition precedent to such payment, to execute a receipt and release with respect thereto in such form as shall be acceptable to the Committee.

14.5 Headings: The headings and subheadings of the plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.

14.6 Continuation of service: The establishment of the plan shall not be construed as conferring any legal or other rights upon any participant or any persons for continuation of service as a contractor, nor shall it interfere with the right of the Company to discharge any person from service as a contractor or to deal with him without regard to the effect thereof under the plan.

14.7 Construction: The provisions of the plan shall be construed and enforced according to the laws of the State of North Carolina.

IN WITNESS WHEREOF, this deferred compensation plan is executed in behalf of the Company on the      day of             , 1989.

By:
President

Attest:

Secretary

[Corporate Seal]

WHEREAS, it is deemed advisable to implement effective January 1, 1994, a nonqualified deferred compensation plan to permit directors of the Bank to defer receipt of their monthly director’s fees until their termination of service as a director of the Bank; and

WHEREAS, the Bank has prepared a nonqualified deferred compensation plan document setting forth the desired provisions, entitled “Bank of North Carolina Directors’ Deferred Compensation Plan” (the “plan”), a copy of which has been made available for examination by all of the members of the Board of Directors of the Bank;

NOW, THEREFORE, BE IT RESOLVED, by the Board of Directors of Bank of North Carolina, that the plan shall be and hereby is adopted and approved effective as of January 1, 1994; and

FURTHER RESOLVED, that the following persons shall be appointed as members of the administrative committee under the plan:

; and

FURTHER RESOLVED, that the proper officers of the Bank, acting for and in behalf of the Bank, shall be and hereby are authorized and directed to execute the plan in behalf of the Bank, to make any changes or corrections to the plan as shall be deemed advisable and shall not materially increase the cost of the plan to the Bank, and to take such other actions as shall be deemed necessary or advisable to carry out the purpose and intent of these resolutions.

* * * * * * * * * *

THIS IS TO CERTIFY, that the foregoing is a true and correct copy of resolutions duly adopted by the Board of Directors of Bank of North Carolina on the      day of             , 1994.

By:
Secretary

[Corporate Seal]

EXHIBIT A

FORMULA FOR DETERMINING

MONTHLY AMOUNT OF INSTALLMENT PAYMENTS

AMOUNT OF		ACCOUNT VALUE AT RETIREMENT
MONTHLY	=	ANNUITY FACTOR
PAYMENT

ANNUITY	=	(l – vn)
FACTOR		(i – v)

where

n = number of months in term certain of annuity

i = Average Moody’s Rate as of adjustment date next preceding date as of which benefit payments commence, divided by twelve

v =       l

        (l + i)

BANK OF NORTH CAROLINA

DIRECTORS DEFERRED COMPENSATION PLAN

FEE REDUCTION AGREEMENT

THIS FEE REDUCTION AGREEMENT, made the      day of             , 1994, by and between Bank of North Carolina (the “Bank”), and              (the “Director”).

RECITALS:

The Director is a participant in the Bank of North Carolina Directors’ Deferred Compensation Plan (the “plan”). Pursuant to the terms of the plan, the Director now desires to enter into a Fee Reduction Agreement with the Bank to defer payment of his monthly director’s fees from the Bank pursuant to the terms of this Agreement and the plan, and to elect a form of payment of such deferred fees upon his retirement.

NOW, THEREFORE, the parties hereby agree as follows:

1. The Director agrees to reduce his monthly fees from the Bank by     % and authorizes the Bank to reduce his monthly fees by this percentage.

2. The amount of such reduction will be credited by the Bank to a deferred compensation account established in behalf of the Director pursuant to the plan.

3. The Director hereby elects to receive payment of his accrued benefit under the plan pursuant to the following option [check one]:

             (A) – Monthly payments of my accrued benefit to me for a term certain of five/ten/fifteen/twenty years certain (circle one), commencing immediately after the adjustment date next following the date of my retirement. I understand that the monthly amount paid to me under this Option (A) will be determined pursuant to Exhibit A to the plan.

             (B) – A single lump sum cash payment of my entire accrued benefit as of the adjustment date next following the date of my retirement.

4. This Agreement shall be effective on the first day of the month commencing on or after the date this Agreement is executed by the Director and delivered to the Committee under the plan or its authorized representative. This agreement shall remain in effect until amended or revoked by the Director.

IN WITNESS WHEREOF, this Agreement has been executed by the Director and in behalf of the Bank on the day and year first above written.

By:
DIRECTOR

THIS AGREEMENT SHOULD BE EXECUTED IN DUPLICATE, WITH THE DIRECTOR KEEPING ONE COPY AND THE BANK KEEPING THE OTHER.

BANK OF NORTH CAROLINA

DIRECTORS DEFERRED COMPENSATION PLAN

BENEFICIARY DESIGNATION

The undersigned director (the “Director”) hereby designates the following primary beneficiary(ies) to be entitled upon the death of the Director to any benefits payable with respect to the Director under the Bank of North Carolina Directors’ Deferred Compensation Plan (the “plan”):

Name	Birthday	SSN	Relationship	Address

In default of the primary beneficiary(ies) above to receive such death benefit, the following are designated as the contingent beneficiary(ies) of the Director:
Name	Birthday	SSN	Relationship	Address

If more than one beneficiary is named in either category above, all named within the category shall share equally. Contingent beneficiary(ies) shall be entitled to receive the death benefit only if there is no primary beneficiary to receive the benefit.

In default of all of the foregoing beneficiaries, the death benefit shall be payable to the beneficiary described in the plan.

This designation supersedes all designations, if any, previously made by the Director. It is subject to change by the undersigned upon execution and delivery of a new Beneficiary Designation to the Committee under the plan.

This designation is made in duplicate, one executed copy of which shall be retained by the Committee and one by the Director.

DIRECTOR

(SEAL)
Date

Received by the Committee:

By:

RESOLUTIONS OF BOARD OF DIRECTORS OF

BANK OF NORTH CAROLINA

Amendment to Directors’ Deferred Compensation Plan

WHEREAS, the Company currently sponsors the Directors’ Deferred Compensation Plan of Bank of North Carolina (the “plan”); and

WHEREAS, it is deemed advisable to amend the plan to allow participants to select the measure of investment earnings and losses to be credited to their accounts under the plan; and

WHEREAS, legal counsel to the Company has prepared a declaration setting forth the desired amendments, entitled “1999 Declaration of Amendment to Directors’ Deferred Compensation Plan of Bank of North Carolina” (the “Declaration”), a copy of which has been made available for examination by the members of the Board of Directors;

NOW, THEREFORE, BE IT RESOLVED, by the Board of Directors of Bank of North Carolina that the Declaration shall be and hereby is adopted and approved, and the proper officers of the Company, acting for and in behalf of the Company, shall be and hereby are authorized and directed to execute the Declaration in behalf of the Company, and to take such additional actions as shall be deemed necessary or advisable to carry out the purposes and intent of this resolution.

* * * * * * * * * *

THIS IS TO CERTIFY that the foregoing is a true and correct copy of a resolution duly adopted by the Board of Directors of Bank of North Carolina as of the 21st day of September, 1999.

By:
Secretary

[Corporate Seal]

1999 DECLARATION OF AMENDMENT TO

DIRECTORS’ DEFERRED COMPENSATION PLAN OF

BANK OF NORTH CAROLINA

THIS DECLARATION OF AMENDMENT, made as of the 21st day of September, 1999, by BANK OF NORTH CAROLINA (the “Company”), to the Directors’ Deferred Compensation Plan of Bank of North Carolina (the “plan”);

RECITALS:

It is deemed advisable to amend the plan to allow participants to select the measure of investment earnings and losses to be credited to their accounts under the plan.

NOW, THEREFORE, it is declared that, effective as of October 1, 1999, the plan shall be and hereby is amended as follows:

1. Delete Section 1.2 and substitute therefor the following:

“1.2 ‘Adjustment date’ shall mean each day that securities are traded on a national securities exchange (except regularly scheduled holidays of the Company or any agent of the Company to administer the investment of participants’ accounts under the plan), and such other dates as the Committee may select from time to time. The last adjustment date occurring in each calendar quarter shall be referred to herein as the ‘quarterly adjustment date.’ The last adjustment date occurring in each plan year shall be referred to herein as the ‘year-end adjustment date’.”

Delete Section 5 of the plan and substitute therefor the following:

“Section 5. Accounts; Deemed Investment; Adjustment of Accounts:

“5.1 Accounts: The Committee shall establish a book reserve account, entitled the ‘deferred compensation account’ in behalf of each participant. Each such account shall be adjusted as of each adjustment date pursuant to the provisions of Section 5.3 or 5.4, whichever shall be applicable.

“5.2 Deemed investment: If a participant shall so elect pursuant to procedures established by the Committee, the participant’s deferred compensation account shall be credited with an investment return determined as if the account were invested in one or more investment funds selected by the Committee (including, without limitation, a fund which credits earnings at the Moody’s rate). For this purpose, the investment return credited by the Committee shall reflect the administrative charges, if any, paid or payable by the Company on any annuity contract or investment fund acquired and held by the Company to pay benefits under this plan. The participants shall elect the investment funds in which his deferred compensation account shall be deemed invested. Such election shall be made in the manner prescribed by the Committee and shall take effect upon the entry of the participant into the plan. The investment election of the participant shall remain in effect until a new election is made by the participant. In the event the participant fails for any reason to make an effective election for the investment return to be credited to his account, the investment return shall be determined by the Committee.

“5.3 Adjustments to deferred compensation accounts: With respect to each participant who has a deferred compensation account under the plan, the amount credited to such account as of each adjustment date shall be adjusted as of each succeeding adjustment date by the following debits and credits, in the order stated:

“5.3.1 The deferred compensation account shall be debited with the total amount of any payments made from such account since the last preceding adjustment date to him or for his benefit.

“5.3.2 The deferred compensation account shall be credited with the total amount of any fee reduction credits to such account since the last preceding adjustment date.

“5.3.3 The deferred compensation account shall be credited or debited with the amount of deemed investment gain or loss resulting from the performance of the investment funds elected by the participant in accordance with Section 5.2. The amount of such deemed investment gain or loss shall be determined by the Committee and such determination shall be final and conclusive upon all concerned.”

IN WITNESS WHEREOF, this Declaration of Amendment has been executed in behalf of the Company on the day and year first written above.

BANK OF NORTH CAROLINA

By:
President

Attest:

Secretary

[Corporate Seal]